UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
    Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number: 33-27399

                    ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.
              --------- -----------------------------------------
             (Exact name of registrant as specified in its charter)

                         Indiana Avenue & the Boardwalk
                         Atlantic City, New Jersey 08401

                                 (609) 340-3400
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate
                the appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)         |_|  Rule 12h-3(b)(1)(i)             |X|
          Rule 12g-4(a)(1)(ii)        |_|  Rule 12h-3(b)(1)(ii)            |_|
          Rule 12g-4(a)(2)(i)         |_|  Rule 12h-3(b)(2)(i)             |_|
          Rule 12g-4(a)(2)(ii)        |_|  Rule 12h-3(b)2(ii)              |_|
          Rule 15d-6                  |_|


Approximate  number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic City Boardwalk Associates, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.

                                        By:  AC BOARDWALK PARTNERS CORPORATION
                                             Managing General Partner



Date: June 7, 2001                      By: /s/ Anthony C. Atchley
                                            ------------------------------------
                                            Anthony C. Atchley
                                            President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities and Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.